EXHIBIT 99.1

HEICO Corporation Reports Improved Fiscal 2010 First Quarter Results

Net Sales, Operating Income and Net Income Improve Over 1st Quarter 2009; Company Raises Fiscal 2010 Sales and Earnings Targets

HOLLYWOOD, Fla. and MIAMI, Feb. 24, 2010 (GLOBE NEWSWIRE) -- HEICO Corporation (NYSE:HEI.A)  (NYSE:HEI) today reported that net income increased 4% to $11,793,000, or 44 cents per diluted share, for the first quarter of fiscal 2010, up from $11,317,000, or 42 cents per diluted share, for the first quarter of fiscal 2009, which included a $1.1 million, or 4 cents per diluted share, benefit from settling an income tax audit.

Net sales increased 4% to $135,535,000 in the first quarter of fiscal 2010, up from $130,437,000 in the first quarter of fiscal 2009.

Operating income increased 14% to $24,544,000 in the first quarter of fiscal 2010, up from $21,453,000 in the first quarter of fiscal 2009. The consolidated operating margin improved to 18.1% in the first quarter of fiscal 2010 compared to 16.4% in the first quarter of 2009.

(HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) receives 1/10 vote per share and the Common Stock (HEI) receives one vote per share.)

Laurans A. Mendelson, HEICO's Chairman and CEO, commenting on the Company's first quarter results stated, "We are pleased with the overall improvement in our first quarter operating results despite continued weakness in our commercial aviation markets.

"Our Flight Support Group reported net sales of $93.8 million for the first quarter of fiscal year 2010, compared to $99.6 million for the first quarter of fiscal 2009. Demand for our Flight Support Group products and services continued to be impacted by reduced airline capacity.

"Operating margins of the Flight Support Group improved to 17.8% for the first quarter of fiscal 2010, compared to 15.7% for the first quarter of fiscal 2009. The margin increase reflects the impact of a favorable product sales mix, including the impact from the sale of some products previously written down as slow-moving.

"Operating income of the Flight Support Group increased 7% to $16.7 million for the first quarter of fiscal 2010, up from $15.6 million for the first quarter of fiscal 2009 reflecting the higher operating margins.

"Net sales of our Electronic Technologies Group increased 36% to $42.1 million for the first quarter of fiscal 2010, up from $31.0 million for the first quarter of fiscal 2009. The net sales increase reflects organic growth of approximately 6% as well as the additional net sales contributed by two fiscal 2009 acquisitions. The organic growth in our Electronic Technologies Group reflects some strengthening in demand for certain of our satellite, defense and medical equipment products.

"Operating margins of the Electronic Technologies Group remained strong at 26.6% for the first quarter of fiscal 2010 compared to 27.6% for the first quarter of fiscal 2009.

"Operating income of the Electronic Technologies Group increased 31% to $11.2 million for the first quarter of fiscal 2010, up from $8.5 million for the first quarter of fiscal 2009 reflecting the impact of the acquisitions and organic sales growth.

"Our cash flow and balance sheet remain extremely strong. Cash flow from operating activities for the first quarter of fiscal 2010 totaled $20.3 million, representing 172% of net income, compared to $5.2 million for the first quarter of fiscal 2009. Capital expenditures were $2.2 million in the first quarter of 2010 compared to $2.6 million in the first quarter of 2009.

"As of January 31, 2010, the Company's net debt to shareholders' equity ratio was a low 7.1%, with net debt (total debt less cash and cash equivalents) of $35.9 million. We have no significant debt maturities until fiscal 2013.

"We believe that our strong cash flow and balance sheet will continue to allow us to take advantage of acquisition opportunities as they arise.

"Our recently announced acquisition of dB Control is an example of our continuing strategy to acquire profitable, well managed businesses. dB Control is a unique company which offers HEICO more participation in a growing part of both U.S. and non-U.S. defense budgets as defense agencies rely more on high power radar and electronic warfare systems. We believe that dB Control's strong position in these growing markets, combined with its high technology capabilities, should provide for additional growth.

"As we look to the balance of fiscal 2010, we expect continued softness during the first half of calendar 2010 in our commercial aviation markets, which represent approximately 68% of our annual sales. While the consensus opinion within the industry continues to expect a recovery within the airline industry in the later half of 2010, the strength and exact timing of such a recovery is uncertain at this time.

"Based on this aviation market outlook and conditions within our other major markets, we are raising our fiscal 2010 net sales targets to a range of $575 - $585 million, representing growth of 7% - 9% over fiscal 2009, and raising our net income per diluted share targets to a range of $1.78 to $1.82, representing growth of 8% - 10% over fiscal 2009.  Consolidated operating margins for the full year are expected to approximate 17%. These targets include our recent acquisition of dB Control, but exclude the impact of any potential acquisition opportunities.

"We continue to expect fiscal 2010 cash flow provided by operating activities to remain strong and to approximate $75 - $80 million. Capital expenditures in fiscal 2010 are anticipated to approximate $12 - $15 million.

"Despite continued near term challenges, we will continue to focus on intermediate and long-term growth strategies with an emphasis on the development of new products and services to meet the needs of our customers."

As previously announced, HEICO will hold a conference call on Thursday, February 25, 2010 at 9:00 a.m. Eastern Standard Time to discuss its first quarter results. Individuals wishing to participate in the conference call should dial: U.S. and Canada (877) 586-4323, International (706) 679-0934, wait for the conference operator and provide the operator with the Conference ID 57835098. A digital replay will be available two hours after the completion of the conference for 14 days. To access, dial:  (706) 645-9291, and enter the Encore Conference ID 57835098.

There are currently approximately 15.7 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 10.4 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO's two classes of common stock on most web sites are HEI.A and HEI. However, some web sites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space, medical, telecommunication and electronic industries through its Hollywood, FL-based HEICO Aerospace Holdings Corp. subsidiary and its Miami, FL-based HEICO Electronic Technologies Corp. subsidiary. HEICO's customers include a majority of the world's airlines and airmotives as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunication and electronic equipment manufacturers. For more information about HEICO, please visit our web site at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; HEICO's ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; HEICO's ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest rates and economic conditions within and outside of the aviation, defense, space, medical, telecommunication and electronic industries, which could negatively impact our costs and revenues. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended January 31,
	2010	2009 (a)
Net sales	$135,535,000	$130,437,000
Cost of sales	85,415,000	86,533,000
Selling, general and administrative expenses	25,576,000	22,451,000
Operating income	24,544,000	21,453,000
Interest expense	(119,000)	(195,000)
Other income (expense)	155,000	(47,000)
Income before income taxes and noncontrolling interests	24,580,000	21,211,000
Income tax expense	8,550,000	5,860,000
Net income from consolidated operations	16,030,000	15,351,000
Less: Net income attributable to noncontrolling interests	(4,237,000)	(4,034,000)
Net income attributable to HEICO	$11,793,000	$11,317,000(b)

Net income per share attributable to HEICO shareholders:
Basic	$.45	$.43
Diluted	$.44	$.42

Weighted average number of common shares outstanding:
Basic	26,146,872	26,410,681
Diluted	26,961,534	27,241,961

	Three Months Ended January 31,
	2010	2009
Operating segment information: --
Net sales:
Flight Support Group	$93,779,000	$99,562,000
Electronic Technologies Group	42,058,000	30,959,000
Intersegment sales	(302,000)	(84,000)
	$135,535,000	$130,437,000

Operating income:
Flight Support Group	$16,720,000	$15,641,000
Electronic Technologies Group	11,170,000	8,542,000
Other, primarily corporate	(3,346,000)	(2,730,000)
	$24,544,000	$21,453,000

HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a)      Effective November 1, 2009, we adopted new accounting guidance that has affected the presentation of noncontrolling interests in our results of operations. For example, under this guidance, "Net income from consolidated operations" is comparable to what was previously presented as "Income before minority interests" and "Net income attributable to HEICO" is comparable to what was previously presented as "Net income."

(b)     Net income for the first quarter of fiscal 2009 reflects a settlement reached with the Internal Revenue Service pertaining to the income tax credit claimed on HEICO's U.S. federal filings for qualified research and development activities incurred during fiscal years 2002 through 2005 as well as an aggregate reduction to the related reserve for fiscal years 2006 through 2008, which increased net income by approximately $1,083,000, or $.04 per diluted share.

HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)

	January 31, 2010	October 31, 2009 (a)
Cash and cash equivalents	$7,524,000	$7,167,000
Accounts receivable, net	74,491,000	77,864,000
Inventories, net	141,640,000	137,585,000
Prepaid expenses and other current assets	22,144,000	20,961,000
Total current assets	245,799,000	243,577,000
Property, plant and equipment, net	60,063,000	60,528,000
Goodwill	366,415,000	365,243,000
Other assets	65,555,000	63,562,000
Total assets	$737,832,000	$732,910,000

Current maturities of long-term debt	$240,000	$237,000
Other current liabilities	65,162,000	65,276,000
Total current liabilities	65,402,000	65,513,000
Long-term debt, net of current maturities	43,159,000	55,194,000
Deferred income taxes	41,570,000	41,340,000
Other non-current liabilities	27,040,000	23,268,000
Total liabilities	177,171,000	185,315,000
Redeemable noncontrolling interests	56,937,000	56,937,000
Shareholders' equity	503,724,000	490,658,000
Total liabilities and equity	$737,832,000	$732,910,000

(a)   Certain October 31, 2009 amounts have been adjusted retrospectively to conform to new accounting guidance on accounting for noncontrolling interests (formerly referred to as minority interests) that we adopted effective November 1, 2009.

HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended January 31,
	2010	2009 (a)
Operating Activities:
Net income from consolidated operations (b)	$16,030,000	$15,351,000
Depreciation and amortization	4,251,000	3,471,000
Deferred income tax provision	429,000	87,000
Tax benefit from stock option exercises	947,000	2,139,000
Excess tax benefit from stock option exercises	(666,000)	(1,796,000)
Decrease in accounts receivable	3,401,000	13,619,000
Increase in inventories	(4,082,000)	(7,830,000)
Increase (decrease) in current liabilities	1,080,000	(18,417,000)
Other	(1,113,000)	(1,418,000)
Net cash provided by operating activities	20,277,000	5,206,000

Investing Activities:
Acquisitions and related costs, net of cash acquired	(2,182,000)	(2,216,000)
Capital expenditures	(2,158,000)	(2,616,000)
Other	(3,000)	14,000
Net cash used in investing activities	(4,343,000)	(4,818,000)

Financing Activities:
(Payments) borrowings on revolving credit facility, net	(12,000,000)	3,000,000
Acquisitions of noncontrolling interests	—	(10,568,000)
Distributions to noncontrolling interests	(2,508,000)	(1,390,000)
Cash dividends paid	(1,570,000)	(1,585,000)
Excess tax benefit from stock option exercises	666,000	1,796,000
Proceeds from stock option exercises	232,000	322,000
Other	(387,000)	(45,000)
Net cash used in financing activities	(15,567,000)	(8,470,000)

Effect of exchange rate changes on cash	(10,000)	(97,000)

Net increase (decrease) in cash and cash equivalents	357,000	(8,179,000)
Cash and cash equivalents at beginning of year	7,167,000	12,562,000
Cash and cash equivalents at end of period	$7,524,000	$4,383,000

HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Cash Flows (Unaudited)

(a)    Certain amounts for the three months ended January 31, 2009 have been adjusted retrospectively to conform with new accounting guidance on accounting for noncontrolling interests (formerly referred to as minority interests) that we adopted effective November 1, 2009.

(b)   Based on new accounting guidance adopted, net income from consolidated operations includes net income attributable to noncontrolling interests, net of taxes, of $4.2 million and $4.0 million for the three months ended January 31, 2010 and 2009, respectively. Such presentation does not change the amounts reported as "Net cash provided by operating activities".

CONTACT:  HEICO Corporation
          Thomas S. Irwin
            (954) 987-4000 ext. 7560
          Victor H. Mendelson
            (305) 374-1745 ext. 7590